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Exhibit 15

February 18, 2003

Board of Directors and Stockholders
Aon Corporation

        We are aware of the incorporation by reference in this Registration Statement (Form S-8) and related Prospectus of Aon Corporation for the registration of common stock pertaining to the Aon Stock Incentive Plan of our reports dated April 29, 2002 (except for Note 2, as to which the date is August 14, 2002), August 14, 2002 and November 11, 2002 relating to the unaudited condensed consolidated interim financial statements of Aon Corporation which are included in its Form 10-Q/A for the quarter ended March 31, 2002 and Form 10-Q for the quarters ended June 30, 2002 and September 30, 2002.

/s/ ERNST & YOUNG LLP

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  Exhibit 15